Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

August 11, 2010 and the Prospectus dated August 7, 2009

Registration No. 333-161192

August 11, 2010

PRICING SUPPLEMENT

International Lease Finance Corporation

August 11, 2010

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated August 11, 2010 (the “Preliminary Prospectus Supplement”).  The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.  Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

Terms Applicable to the 8 7/8% Senior Notes due 2017

Issuer:	International Lease Finance Corporation (the “Company”)

Title of Securities:	8 7/8% Senior Notes due 2017

Aggregate Principal Amount:	$500,000,000

Gross Proceeds to Company:	$496,765,000

Net Proceeds to Company (after deducting underwriting discounts and commissions):	$489,265,000

Final Maturity Date:	September 1, 2017

Price to Investors:	99.353%

Coupon:	8.875%

Yield to Maturity:	9.000%

Record Dates:	February 15 and August 15 of each year

Interest Payment Dates:	March 1 and September 1 of each year

First Interest Payment Date:	March 1, 2011

CUSIP/ISIN Numbers:	CUSIP: 459745 GE9 ISIN: US459745GE97

Changes to the Preliminary Prospectus Supplement:

The Company has agreed to issue and sell, subject to certain conditions, $1.35 billion of 6.50% senior secured notes due 2014, $1.275 billion of 6.75% senior secured notes due 2016 and $1.275 billion of 7.125% senior secured notes (collectively, the “New Senior Secured Notes”).

The aggregate net proceeds from the sale of the New Secured Notes, after deducting fees and discounts and estimated offering expenses, will be approximately $3.84 billion. The Company will use the net proceeds from this offering and the offering of the Senior Secured Notes to repay all outstanding amounts under its secured loans with AIG Funding and the remainder of the net proceeds will be used for general corporate purposes.

Initial Purchasers:

Banc of America Securities LLC

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Credit Suisse Securities (USA) LLC

UBS Securities LLC

BNP Paribas Securities Corp.

Goldman, Sachs & Co.

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

Trade Date:	August 11, 2010

Settlement Date:	August 20, 2010 (T+7)

Distribution:	SEC Registered (Registration No. 333-161192)

Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.

FREE WRITING PROSPECTUS LEGEND

The Company has filed a registration statement (including the Preliminary Prospectus Supplement and related Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and related Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain a copy of these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the Preliminary Prospectus Supplement and Base Prospectus if you request it by contacting BofA Merrill Lynch, Attention: Syndicate Department, 4 World Financial Center, Mail Code: NY3-004-07-09, 250 Vesey Street, 7th Floor, New York, NY 10080, via telephone at 800-294-1322 or via email at dg.Prospectus_Requests@baml.com; or J.P. Morgan Securities Inc., Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone at 800-245-8812; or Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, or via telephone at 877-858-5407.